Exhibit 10.48
Vesting Acceleration of Certain Stock Options
On August 4, 2005, the Human Resources and Compensation Committee of the Board of Directors of Applied Materials, Inc. (“Applied”) approved the vesting acceleration of certain unvested, out-of-the-money stock options outstanding under Applied’s employee stock option plans effective August 5, 2005. Stock options held by Applied’s most senior executive officers, namely James C. Morgan, Michael R. Splinter, Nancy H. Handel, Franz Janker and David N.K.Wang; non-employee directors; and consultants were not included in the vesting acceleration. Vesting was accelerated for stock options that had exercise prices greater than $17.85 per share, which was the closing price of Applied common stock on August 5, 2005.